Exhibit 10.1

AMENDMENT OF LEASE

AGREEMENT dated as of the 26th day of May, 2009 by and between 60 HUDSON OWNER LLC (successor to Westport Communications, LLC and Hudson Telegraph Associates, L.P., formerly known as Hudson Telegraph Associates), a Delaware limited liability company, having an office c/o FirstService Williams LLC, 380 Madison Avenue, New York, New York 10017 (“Landlord”), and FIBERNET EQUAL ACCESS, LLC, a New York limited liability company, having an address at 220 West 42nd Street, , New York, New York 10036 (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are the present parties to an agreement of lease, dated as of April 1, 2001 (“Original Lease”), as heretofore amended on numerous occasions (collectively, “Existing Lease”), pursuant to which Landlord now leases to Tenant and Tenant now leases from Landlord portions of the ground floor (“Ground Floor Space”) and basement (“Basement Space”), as more particularly described in the Existing Lease, the Ground Floor Space and the Basement Space sometimes hereinafter collectively called the “Existing Space,” in Landlord’s building known as 60 Hudson Street, New York, New York (“Building”); and

WHEREAS, Landlord and Tenant also are the present parties to an agreement of lease, dated as of February 17, 1998, as heretofore amended on numerous occasions (collectively, the “19/12 Lease”), pursuant to which Landlord now leases to Tenant and Tenant now leases from Landlord, portions of the 19th, 12th and ground floors and the lower mezzanine in the Building, as more particularly described in the 19/12 Lease; and

WHEREAS, Landlord and Tenant wish to (i) extend the Term (“Extension Term”) of the Existing Lease so as to expire on July 31, 2022 (“New Expiration Date”), (ii) modify and amplify the Existing Lease in certain other respects, and (iii) provide for certain acknowledgments and consents with respect to the Existing Lease and the 19/12 Lease, all upon and subject to the terms and conditions hereinafter set forth; and

WHEREAS, Tenant and Zayo Group, LLC (“Zayo”) have advised Landlord that, on or about the date hereof, they are entering into a document called an Agreement and Plan of Merger with respect to Zayo’s proposed acquisition of the stock of FiberNet Telecom Group, Inc. (“FTG”), which proposed acquisition is sometimes hereinafter referred to as the “Proposed Transfer.”

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, Landlord and Tenant agree that the Existing Lease hereby is further amended as follows:

1. Definitions. All terms contained in this Agreement shall, for the purposes hereof, have the same meanings ascribed to them in the Existing Lease unless otherwise defined herein. As used herein, the term “Extended Lease” shall mean the Existing Lease as amended by this Agreement and as the same may be hereafter amended.

2. Extension Term.

(A) The Extension Term shall commence on January 1, 2016 and expire on the New Expiration Date, unless sooner terminated as provided in the Extended Lease.

(B) During the Extension Term:

(i) All currently applicable terms and conditions of the Existing Lease, as further amended hereby, shall be applicable to and govern the continued leasing of the Existing Space.

(ii) The Existing Space shall be leased to Tenant in its “as is” condition on December 31, 2015 and Landlord shall not be required to perform any work or provide any work allowance to prepare either the Ground Floor Space and/or the Basement Space for Tenant’s continued occupancy.

(C) Tenant’s continued occupancy of the Existing Space from and after December 31, 2015 shall constitute its acknowledgement that, on December 31, 2015, the Existing Space and the Building were in good and satisfactory condition.

3. Amounts Payable by Tenant During the Extension Term.

(A) Effective as of January 1, 2016, Fixed Rent for the Ground Floor Space (which includes an annual cumulative two and one-half (2- 1/2%) percent increase intended to reimburse Landlord for anticipated increases in Building operating expenses in lieu of operating expense, porters’ wage and/or utility expense escalation provisions) shall be changed to be as set forth in the following table:

Period	Fixed Rent (per annum)
January 1, 2016 – December 31, 2016	$2,689,777.33
January 1, 2017 – December 31, 2017	$2,757,021.76
January 1, 2018 – December 31, 2018	$2,825,947.30
January 1, 2019 – December 31, 2019	$2,896,595.98
January 1, 2020 – December 31, 2020	$2,969,010.88
January 1, 2021 – December 31, 2021	$3,043,236.15
January 1, 2022 – New Expiration Date	$3,119,317.05

(B) Fixed Rent for the Basement Space is not included in the table in subparagraph (A) and shall remain as set forth in Article 76 of the Existing Lease.

(C) The Fixed Rent payable pursuant to subparagraphs (A) and (B) hereinabove does not include the supplementary charges set forth in the Existing Lease (including, without limitation, tax escalation charges, electricity charges, Percentage Rent and Transport Fee Rent), all of which supplementary charges shall continue to remain payable as and when provided in the applicable provisions of the Existing Lease. There is to be no rent concession during the Extension Term.

4. Modification of Landlord’s Special Termination Rights. The first sentence of subsection (A), the entire subsections (B), (C), (E), (F) and (G) of Section 72 and the entire Section 57 of the Original Lease (all to the extent still remaining applicable) shall be deleted and superseded by the following provisions:

“In the event that (a) twice in any twelve (12) consecutive monthly period, Tenant shall default in the payment of Fixed Rent or additional rent or any part of either and such default shall have continued after Landlord shall have notified Tenant thereof and the applicable grace period shall have expired, then, notwithstanding that any such default may have been cured at any time after the expiration of the applicable grace period, any further default by Tenant of such nature within such twelve (12) consecutive monthly period shall be deemed a violation of a substantial obligation of the Extended Lease; or (b) if Landlord, acting in good faith, determines that Tenant’s business operations within the Building are either inappropriate for, or being conducted in a manner which is detrimental to, the Building, Landlord notifies Tenant in writing of such determination and, in such notice, specifies in reasonable detail the business operations of Tenant which Landlord, acting in good faith, has determined are either inappropriate for, or being conducted in a manner which is detrimental to, the Building (Landlord hereby acknowledging that (i) Tenant’s business operations within the Building, as they are presently being conducted, presently are appropriate for, and presently are being conducted in a manner which is not detrimental to, the Building, and (ii) any future such operations which are conducted in the same manner, except for modifications necessary to conform to then prevailing telecommunication and/or collocation industry practices and technology, shall not be considered inappropriate for, or detrimental to, the Building), and Tenant, within thirty (30) days after Landlord sends such notice, fails to discontinue or modify such business operations in a manner so that Landlord, acting in good faith, can no longer make such determination, then such failure by Tenant to discontinue or modify such business operations shall also be deemed to be a violation of a substantial obligation of the Extended Lease. In the event of an occurrence of an event set forth in subparagraph (a) or (b) above which constitutes a violation of a substantial obligation of the Extended Lease, Landlord may serve a written twenty (20) day notice of cancellation of the Extended Lease (“Cancellation Notice”) and the Term of the Extended Lease thereupon shall end and expire, as fully and completely as if the expiration of such twenty (20) day period were the day herein definitively fixed for the date of natural expiration of the Extended Lease and its Term, and Tenant shall quit and surrender to Landlord the entire premises then covered by the Extended Lease, but Tenant shall remain liable as elsewhere provided in the Extended Lease. Without limiting the generality of the foregoing, no provision hereof shall affect Landlord’s rights of termination and resultant remedies available elsewhere under the Existing Lease (including, without limitation, those set forth in Articles 9, 10, 17 and 18).

If and when Landlord sends a Cancellation Notice, it may, at any time thereafter (even prior to recovering vacant possession of the premises then demised (“Then Premises”) by the Extended Lease by a decision of a court of competent jurisdiction or otherwise pursuant to the provisions of the Extended Lease or applicable law), appoint a Manager of the Then Premises to supervise, manage and conduct the business operations in and about the Then Premises (“Landlord’s Manager”). Landlord’s Manager shall have the full authority (without being subject to any rights of, or obligation to consult with, Tenant or any parent, subsidiary or affiliated party or parties of Tenant) to make and implement all decisions necessary and appropriate so that business operations in and about the Existing Space shall be conducted in a manner consistent with the provisions of Article 66 of the Original Lease and then prevailing telecommunications and/or collocation practices and technology.

In addition, if and when Landlord sends a Cancellation Notice, Tenant agrees that (i) all items which constitute permanent leasehold improvements in and to the Existing Lease have been, presently constitute and will remain Landlord’s property and Landlord may continue to own and utilize the same without restriction, and (ii) Landlord may, without charge and without liability or accountability of any nature, continue to utilize all equipment utilized in any way in the business operations being conducted in the Then Premises (including, without limitation, Internal MMR Equipment and External MMR Equipment) and receive all monies thereafter payable under all Meet-Me-Room Licenses (including, without limitation, Meet-Me-Room Fees), both for so long as Landlord determines, in its sole and absolute discretion.”

5. Tenant’s Leasing Restrictions.

(A) As an inducement to Landlord to extend the Term for the Extended Lease and to modify certain of Landlord’s termination rights under the Existing Lease, Tenant agrees that its right to lease space in the New York Metropolitan Area (including, without limitation, the five boroughs of New York City, Nassau, Suffolk and Westchester Counties, Eastern New Jersey and southern Connecticut) shall be limited as hereinafter provided for the period from the date of this Agreement through December 31, 2015 (“Restriction Period”). Tenant recognizes and acknowledges that the limitations on its leasing rights hereinafter set forth are a material inducement to Landlord’s willingness to enter into this Agreement and that, accordingly, Landlord shall have all the rights and remedies provided for under the Extended Lease and by Law (including, without limitation, the right of termination set forth in the Extended Lease and the right of injunction) in the event that Tenant fails to or threatens to fail to comply with such limitations.

(B) During the period from the date hereof through and including December 31, 2015 (or any earlier date of termination of the Extended Lease), Tenant shall not lease or propose to lease space in the New York Metropolitan Area, other than (i) existing collocation space currently operated by Tenant or a current affiliate, (ii) space not exceeding 500 rentable square feet at each of not more than five separate locations, to be used solely for incidental services in support of Tenant’s end-user customers in Tenant’s delivery of telecommunication services in the ordinary course of its business, or (iii) solely for the purpose of executive office use (collectively, “Restricted Purposes”), unless and until Tenant shall first have leased directly from Landlord (to the extent Landlord has sufficiently sized space which is at or above ground level then available or to become available within five (5) months following the Tenant making such request) a total of an additional 25,000 rentable square feet of space in the Building (which rentable square footage shall be calculated on the basis of Landlord’s then standard measurement of rentable square footage from time to time in effect during the foregoing period), upon and subject to the following terms and conditions:

(i) Such possible leasing of 25,000 rentable square feet of space in the Building may be accomplished in one or more blocks of space. On any occasion during the Restriction Period when Tenant is considering leasing space in the New York Metropolitan Area for a Restricted Purpose, Tenant shall advise Landlord of such consideration and advise Landlord of the approximate size of space in the Building (which requirements may include minimum size requirements of such blocks) which would satisfy such consideration to enable Landlord to reasonably determine the space in the Building which it will lease to Tenant for such purpose and upon and subject to the terms and conditions hereinafter set forth. Any Restricted Leased Space shall have an electrical capacity of 50 watts per rentable square foot (with Tenant to pay Landlord, upon the effectiveness of the leasing of any Restricted Lease Space, for 35 watts per rentable square foot at Landlord’s Standard Building rate in effect at the time the leasing of each applicable Restricted Lease Space commences) and be interconnectable, in accordance with applicable requirements and charges set forth in the Extended Lease, with at least one of Tenant’s other locations within the Building. The size of such space (“Space Dimensions”) shall be determined by Landlord and accepted by Tenant, both acting reasonably. Each block of space so leased by Landlord to Tenant is hereinafter called a “Restricted Leased Space.”

(ii) Except as otherwise hereafter provided, each Restricted Leased Space shall be leased by Landlord to Tenant upon and subject to all currently applicable terms and conditions of the Extended Lease for the Ground Floor Space. Promptly after the Space Dimensions are determined, Landlord and Tenant shall execute and exchange an agreement, consistent with the provisions of this Paragraph 5 and otherwise reasonably satisfactory to Landlord and Tenant, confirming such leasing (“Expansion Agreement”).

(iii) The commencement date of the leasing of any Restricted Leased Space (“Restricted Commencement Date”) shall be the date that the Expansion Agreement is executed and exchanged, any required third party consent(s) thereto specified in the Expansion Agreement have been obtained and Landlord delivers to Tenant vacant possession of the applicable Restricted Leased Space, free of any personal property of the prior occupant thereof and otherwise in its then “as is” condition, except that, if the initial Fixed Rent for the leasing of any Restricted Lease Space remains undetermined when the Expansion Agreement is otherwise ready for execution and exchange, the Expansion Agreement shall be executed and exchanged and include a provision that the Fixed Rent for the applicable Restricted Lease Space shall be determined and (if and to the extent that the provisions of subsection (iv)(d) below are applicable, payable) as provided in subsection (iv) below and the Restricted Commencement Date for such lease shall be the Negotiation Commencement Date (as hereinafter defined). The expiration date of any leasing of any Restricted Leased Space shall be on the New Expiration Date.

(iv) The initial Fixed Rent for any Restricted Leased Space shall be the fair market rental value of such Restricted Leased Space as of such Restricted Commencement Date, based upon the criteria set forth in subsection (c) of this Section (iv) (the “FMRV”), and determined as follows:

(a) Beginning on the date that the Space Dimensions of the applicable Restricted Leased Space are determined (“Negotiation Commencement Date”), Landlord and Tenant shall negotiate in good faith to agree upon the FMRV. If Landlord and Tenant cannot reach agreement within ten (10) business days after the commencement of such negotiations, Landlord and Tenant shall each, within seven (7) business days after the expiration of such ten (10) business day period, select a reputable, qualified, licensed real estate broker having an office in New York County and familiar with the rentals then being charged in the Building for the type of space represented by the applicable Restricted Leased Space (such brokers are referred to herein, respectively, as “Landlord’s Broker” and “Tenant’s Broker”). Landlord’s Broker and Tenant’s Broker shall confer promptly after their selection by Landlord and Tenant and shall negotiate in good faith to agree upon the FMRV. If Landlord’s Broker and Tenant’s Broker cannot reach agreement by the date that is fifteen (15) business days after their designation, then, no later than ten

(10) business days after the expiration of such fifteen (15) business day period, they shall designate a third reputable, qualified, licensed real estate broker having an office in New York County and familiar with the rentals then being charged in the Building for the type of space represented by the applicable Restricted Leased Space (the “Independent Broker”). Upon the failure of Landlord’s Broker and Tenant’s Broker timely to agree upon the designation of the Independent Broker, the Independent Broker shall be appointed by a Justice of the Supreme Court of the State of New York upon ten (10) days notice, or by any other court in New York County having jurisdiction and exercising functions similar to those exercised by the Supreme Court of the State of New York. Concurrently with such appointment, Landlord’s Broker and Tenant’s Broker shall each submit a letter to the Independent Broker, with a copy to Landlord and Tenant, setting forth such broker’s estimate of the FMRV, taking into consideration the factors referenced in subsection (3) hereinbelow (respectively “Landlord’s Broker’s Letter” and “Tenant’s Broker’s Letter”).

(b) If the FMRV’s set forth in Landlord’s Broker’s Letter and Tenant’s Broker’s Letter differ by ten (10%) percent per annum or less for each year of such leasing, the FMRV shall be deemed the average of the FMRV’s set forth in Landlord’s Broker’s Letter and Tenant’s Broker’s Letter. If such differential is more than ten (10%) percent per annum for each year of such leasing, the Independent Broker shall conduct such investigations and hearings as he or she may deem appropriate and shall, within ten (10) business days after the date of his or her designation, choose either the FMRV set forth in Landlord’s Broker’s Letter or the FMRV set forth in Tenant’s Broker’s Letter to be the FMRV and such choice shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay the fees and expenses of its respective broker. The fees and expenses of the Independent Broker shall be shared equally by Landlord and Tenant.

(c) The FMRV shall be the fair market rental value, as of the applicable Restricted Commencement Date, of space in the Building utilized essentially for telecommunications purposes and otherwise comparable to the applicable Restricted Leased Space, taking into account the special character of the Building as a telecommunications industry specialty building, the Space Dimensions, the nature of the escalation provisions and the base period as set forth in the Extended Lease, which shall not be changed, as well as the benefit to Tenant of being able to remain in its existing space and thus being spared the cost, inconvenience and interruption of business operations of relocating, the absence of any rent concession, work or work contribution from Landlord, and all other relevant terms and conditions of the Extended Lease.

(d) If the Fixed Rent for the applicable Restricted Leased Space has not been determined by the Negotiation Commencement Date therefor, then the Fixed Rent to be paid by Tenant to Landlord in accordance with the terms of the Extended Lease, until such determination has been made shall be the FMRV set forth in Landlord’s Broker’s Letter. After such determination has been made, any excess rental theretofore paid by Tenant to Landlord shall be credited by Landlord against the next ensuing Fixed Rent payable by Tenant to Landlord.

(e) Promptly after the Fixed Rent has been determined, Landlord and Tenant shall execute, acknowledge and deliver an agreement setting forth the Fixed Rent for the applicable Restricted Leased Space, as finally determined, provided that the failure of the parties to do so shall not affect their respective rights and obligations under this lease.

(v) There shall not be any rent concession with respect to the Fixed Rent payable for any Restricted Leased Space.

(vi) For purposes of the tax escalation provisions for each Restricted Leased Space:

(a) “Base Tax Year” shall mean the calendar year 2010 (i.e., the average of the Real Estate Taxes as finally determined for the tax fiscal years July 1, 2009 – June 30, 2010 and July 1, 2010 – June 30, 2011);

(b) “Base Year Taxes” shall mean the Real Estate Taxes as finally determined for the Base Tax Year;

(c) “Subsequent Tax Year” shall mean any tax fiscal year during the term of the leasing of the applicable Restricted Leased Space commencing on or after the July 1 next following the applicable Restricted Commencement Date; and

(d) “Tenant’s Proportionate Share” shall mean the rentable area (calculated as hereinabove provided) of the applicable Restricted Leased Space divided by 840,000 rentable square feet.

(vii) On each date after the applicable Restricted Commencement Date for the applicable Restricted Leased Space through and including the New Expiration Date which is a one year anniversary of such Restricted Commencement Date, the Fixed Rent payable for the applicable Restricted Leased Space during the immediately preceding one (1) year period shall be increased, in addition to any other increases in the Fixed Rent becoming payable at the same time, by an annual cumulative two and one-half (2- 1/2%) percent of such increased Fixed Rent, which is intended to reimburse Landlord for anticipated increases in the Building operating expenses in lieu of any provision for operating expenses, porter’s wage and/or utility expense escalation (the calculation of each such increase in the Fixed Rent to be made in the same manner as the increases in Fixed Rent set forth in Paragraph 3(A) hereof).

(viii) The applicable Restricted Leased Space shall be leased to Tenant in its “as is” condition on the applicable Restricted Commencement Date and Landlord shall not be required to perform any work or provide any work allowance to prepare the applicable Restricted Leased Space for Tenant’s occupancy.

(ix) All supplementary charges set forth in he Extended Lease with respect to the Ground Floor Space (including, without limitation, electricity charges, Percentage Rent and Transport Fee Rent) shall continue to remain payable with respect to the Restricted Leased Space in accordance with the applicable provisions of the Extended Lease as if the Restricted Leased Space were a part of the Ground Floor Space.

(x) The Security Deposit for the Restricted Leased Space shall be an amount equal to fifty (50%) percent of the initial Fixed Rent payable for the applicable Restricted Leased Space, shall be in the form of a Letter of Credit complying with all currently applicable provisions of the Extended Lease pertaining to Letters of Credit and Security Deposits, shall be delivered to Landlord simultaneously with the execution and exchange of the Expansion Agreement and shall be held and dealt with pursuant to all applicable provisions of the Extended Lease pertaining to Security Deposits and/or Letters of Credit.

6. Change of Status of Michael Liss. Notwithstanding the terms of Paragraph 15 hereof, the requirement in the Existing Lease that Michael Liss continue to hold and fulfill the title, responsibilities and authority of the Chief Executive Officer or Chairman of the Board of Directors of FTG other than by reason of his death or disability shall, if and to the extent still remaining effective on the date of this Agreement, be of no further force and effect once this Agreement is executed and exchanged.

7. Change of Control Transaction. If and when the Proposed Transfer closes (“Transfer”), Landlord hereby consents to the Transfer and waives its right to recapture the Existing Space or share in any “profits” pursuant to Section 44(M) by reason of the Transfer. The foregoing consent and waiver of rights of recapture and profit sharing pursuant to Section 44(M) also shall apply to a Transfer of the 19/12 Lease.

8. Reimbursement of Landlord’s Attorneys Fees. Tenant agrees to reimburse Landlord, simultaneously with the execution and exchange of this Agreement, $22,500.00, representing Landlord’s legal fees and disbursements incurred in connection with the preparation, negotiation and execution and exchange of this Agreement.

9. Binding Effect. The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, and, except as otherwise provided in the Extended Lease, their respective assigns.

10. Existing Lease Otherwise Unmodified. Except as amended by this Agreement, the Existing Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and the Existing Lease, as so amended, is hereby in all respects ratified and confirmed. This Agreement represents the entire understanding and agreement of the parties with respect to the subject matter hereof.

11. Broker. Tenant covenants, represents and warrants that Tenant has had no dealings or communications with any broker or agent in connection with the consummation of this Agreement other than FirstService Williams LLC (the “Broker”) and Tenant covenants and agrees to indemnify Landlord from and against all costs, expenses (including reasonable attorneys’ fees and disbursements) and liability for any commission or other compensation claimed by any broker or agent (other than the Broker) with respect to this Agreement. Landlord shall pay any commission owing to Broker by reason of the execution and exchange of this Agreement. This Paragraph shall survive the termination of this Agreement.

12. No Oral Modification of Agreement. This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement thereof is sought.

13. Submission Not Binding Until Signed by Landlord. The preparation and submission of this Agreement to Tenant shall not constitute an offer by Landlord to execute and exchange this Agreement with Tenant and is made subject to Landlord’s acceptance, execution and delivery thereof.

14. Absence of Landlord Defaults. Tenant hereby warrants and represents that it has no knowledge, as of the date hereof, of Landlord being in default in the performance of any of its obligations under the Existing Lease, as amended by this Agreement, including, specifically, under Article 74 thereof.

15. Conditions Prescedent to Effectiveness of this Agreement. To induce Landlord to execute and exchange this Agreement at this time, Landlord, Tenant and Zayo Group, LLC (“Zayo”) hereby agree that this Agreement shall not become effective unless and until all of the following events occur:

(A) The sale of the stock of FiberNet Telecom Group, Inc. to Zayo shall have unconditionally closed on or before December 31, 2009 (“Closing”);

(B) Zayo’s certified net worth, in accordance with generally accepted accounting principles, consistently applied (“GAAP Net Worth”), was at least $175,000,000.00 at the end of its most current fiscal year, which was June 30, 2008, and its EBIDA for the twelve (12) months preceding the execution and exchange of this Agreement was at least $27,000,000.00;

(C) At the time of the Closing, there shall have been no material adverse change in Zayo’s foregoing GAAP Net Worth and Zayo shall have furnished Landlord with reasonable substantiation of such circumstance; and

(D) Simultaneously with the Closing, Zayo shall have executed and delivered to Landlord two duplicate originals of the Guaranty annexed hereto as Exhibit A, together with the opinion letter referred to in such Exhibit (in form and substance reasonably satisfactory to Landlord).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

60 HUDSON OWNER LLC

By:	HUDSON TELEGRAPH ASSOCIATES, L.P., its sole member

	By:	Sixty Hudson Management LLC, its general partner

By:
Name:
Manager

FIBERNET EQUAL ACCESS, LLC

By:
Name:
Title:

By its execution below, the undersigned acknowledges its agreement to be bound by this Agreement and the Extended Lease jointly and severally with Tenant.

FIBERNET TELECOM GROUP, INC.

By:
Name:
Title:

By its execution below, the undersigned agrees to the provisions of Paragraph 15 of this Agreement.

ZAYO GROUP, LLC

By:
Name:
Title:

EXHIBIT A

GUARANTY

This Guaranty, made as of the day of May, 2009, by ZAYO GROUP, LLC, a Delaware limited liability corporation, having an address at 901 Front Street, Suite 200, Louisville, Colorado 80027 (“Guarantor”), to and for the benefit of 60 HUDSON OWNER LLC, a Delaware limited liability company, having an address c/o FirstService Williams, LLC, 380 Madison Avenue, New York, New York 10017 (“Landlord”).

W I T N E S S E T H:

WHEREAS, Landlord is the owner of the land and the building thereon (“Building”) known as 60 Hudson Street, in the Borough of Manhattan, City, County and State of New York; and

WHEREAS, by a certain lease modification agreement (“Lease”) to be dated of even date herewith (but effective only upon specified conditions precedent) between Landlord and FIBERNET EQUAL ACCESS, LLC and FIBERNET TELECOM GROUP INC., as tenant (collectively, “Tenant”), Landlord intends to modify and extend an existing lease of portions of the ground floor and basement (collectively, “Premises”) of the Building as more specifically described in the Lease; and

WHEREAS, Guarantor desires to give this Guaranty to Landlord in order to induce Landlord to enter into the Lease with Tenant.

NOW, THEREFORE, for good and valuable consideration and as an inducement to Landlord to enter into the Lease:

16. Guarantor hereby unconditionally and absolutely guarantees to Landlord the full and prompt payment when due of the rent and additional rent (however characterized) and all other sums and charges payable by the tenant under the Lease, and further hereby unconditionally and absolutely guarantees the full and timely performance and observance of all covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant. Guarantor hereby covenants and agrees to and with Landlord that if default shall at any time be made by Tenant, its successors and assigns, under the Lease, or if Tenant, its successors and assigns shall default in the payment when due of such rent, additional rent, sums and charges payable by Tenant under the Lease, Guarantor will forthwith upon demand therefor pay such rent and other sums and charges, and any arrears thereof, to Landlord and will forthwith faithfully perform and fulfill all terms, covenants, conditions and agreements of the Lease, and will forthwith pay to Landlord all damages, costs and expenses that may arise in consequence of any default by Tenant, its successors and assigns, under the Lease, including, without limitation, all attorney’s fees and disbursements incurred by Landlord or caused by any such default and/or the enforcement of this Guaranty. Successive recoveries may be had hereunder.

17. This Guaranty is an absolute and unconditional guaranty of payment and of performance. It shall be enforceable against Guarantor without the necessity of any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant, its successors and assigns, or any other person or entity (“Other Guarantor”) guaranteeing any of the same obligations guaranteed by Guarantor hereunder and without the necessity of notice of nonpayment, nonperformance or nonobservance or any notice of acceptance of this Guaranty and without need for demand for payment under this Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no respect be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant, or against Tenant’s successors and assigns, or against any Other Guarantor, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or allowed at law or in equity, or by relief of Tenant or any Other Guarantor from any of their respective obligations under the Lease, their guaranties or otherwise by (a) the release or discharge of Tenant or any Other Guarantor in any creditors’ proceedings, receivership, bankruptcy or other proceedings, (b) the impairment, limitation or modification of the liability of Tenant or any Other Guarantor or the estate of Tenant or any Other Guarantor in bankruptcy, or of any remedy for the enforcement of Tenant’s said liability under the Lease, or any Other Guarantor’s liability under its guaranty, resulting from the operation of any present or future provisions of the bankruptcy laws or from the decision in any court, (c) the rejection or disaffirmance of the Lease in any such proceedings, or (d) any lack of validity or enforceability of this Guaranty, the Lease, any other guaranty or any other circumstance which might otherwise constitute a defense available to Guarantor or Tenant.

18. This Guaranty shall be a continuing guaranty and the liability of Guarantor shall in no way be affected, modified or diminished by reason of any assignment, amendment, renewal, supplement, modification or extension of, or expansion of the space covered by, the Lease; any subletting of the Premises or any part thereof; any modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Lease; any extension of time that may be granted by Landlord to Tenant, its successors or assigns, or any Other Guarantor; a changed or different use of the Premises, whether or not consented to by Landlord; or any dealings or transactions or matters or things occurring between Landlord and Tenant, its successors or assigns, or any Other Guarantor, whether or not notice thereof is given to Guarantor.

19. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against Tenant for liquidation or reorganization, should Tenant become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Tenant’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance guaranteed hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of such obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, Guarantor’s obligations hereunder shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

20. Landlord’s consent to any occupancy agreement covering, or subletting of, all or any portion of the Premises by any party or to any assignment or successive assignments by Tenant or Tenant’s assigns of the Lease, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability hereunder.

21. All of Landlord’s rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative, and no such right and remedy therein or herein mentioned, whether exercised by Landlord or not, is intended to be an exclusion of or a waiver of any of the others. The obligation of Guarantor hereunder shall not be released by Landlord’s receipt, application or release of any security given for the performance and observance of covenants and conditions required to be performed or observed by Tenant under the Lease nor shall Guarantor be released by the maintenance of or execution upon any lien which Landlord may have or assert against Tenant and/or Tenant’s assets.

22. Guarantor hereby submits itself to the jurisdiction of the courts of New York in any action or proceeding against Guarantor arising out of this Guaranty and designates Tenant and the Secretary of State of the State of New York, acting severally, as its agent for service of process in any such action or proceeding. A copy of any such service shall be mailed to Guarantor as provided in Paragraph 11. Guarantor may change its agent for service of process by notice given to Landlord as provided in Paragraph 11 hereof. Any such substituted agent must be resident in New York City.

23. Guarantor hereby covenants and agrees to and with Landlord, its successors and assigns, that Guarantor may be joined in any action against Tenant or against any one or more Other Guarantors in connection with the Lease and that recovery may be had against Guarantor in such action or in any independent action against Guarantor without Landlord, its successors or assigns, first pursuing or exhausting any remedy or claim against Tenant, its successors or assigns or against any one or more Other Guarantors. Guarantor also agrees that, in any jurisdiction, it will be conclusively bound by the judgment in any such action by Landlord against Tenant (wherever brought) as if Guarantor were a party to such action even though Guarantor is not joined as a party in such action.

24. Guarantor hereby waives all right to trial by jury in any action or proceedings hereafter instituted by Landlord to which Guarantor may be a party.

25. If this Guaranty is held ineffective or unenforceable by any court of competent jurisdiction, Guarantor shall be deemed to be a tenant under the Lease with the same force and effect as if Guarantor were expressly named as a joint tenant therein with joint and several liability.

26. Any notice, demand or request by either party to the other shall be in writing, and shall be deemed to have been duly given or made if mailed by certified mail, return receipt requested, addressed to the other party at its address above set forth or to such other address as the receiving party shall have designated by notice given as above provided. Notices so given shall be deemed received on the third (3rd) business day after mailing.

27. This Guaranty shall be construed in accordance with and governed by the laws of the State of New York.

28. This Guaranty shall inure to the benefit of Landlord and Landlord’s successors and assigns, and shall be binding upon and enforceable against Guarantor and Guarantor’s successors and assigns.

IN WITNESS WHEREOF, Guarantor has executed this instrument the day and year first above written.

WITNESS:	ZAYO GROUP, LLC.

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the day of May in the year 2009, before me, the undersigned, a Notary Public in and for said state, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies) and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

PLEASE NOTE THAT, UNLESS THE GUARANTOR IS AN

INDIVIDUAL, LANDLORD WILL REQUIRE AN OPINION

OF COUNSEL TO THE EFFECT THAT THE GUARANTY

HAS BEEN DULY AUTHORIZED AND EXECUTED AND

THAT IT IS VALID AND BINDING IN ACCORDANCE

WITH ITS TERMS